First Security Group Announces Return to Profitability
Strong Loan Growth Continues

CHATTANOOGA, TN, August 5, 2014 - First Security Group, Inc. (NASDAQ: FSGI) (“First Security” or “FSG”) today reported net income for the second quarter of 2014 of $613 thousand, or $0.01 per basic and diluted share, as compared to a loss of $45 thousand in the first quarter of 2014, or $0.00 per basic and diluted share. Loans increased by $54.7 million, or 9.0% (36.2% annualized), since March 31, 2014 and $117.5 million, or 21.7%, since June 30, 2013.
“We are pleased to have achieved core profitability in the second quarter. We believe that we have reached an inflection point in our recovery and that barring any unforeseen events, First Security is on a path to healthy profitability built on a strong, and improving, balance sheet,” said Michael Kramer, First Security’s President and Chief Executive Officer.  “Our loan growth, combined with improvements in our deposit mix and enhancements to our non-interest income, are all on positive trajectories to produce both sustainable and increasing profitability .”

The below discussion of First Security’s results of operations and financial condition is supplemented by the accompanying financial highlights.
Net Interest Income
For the second quarter of 2014, net interest income improved by $620 thousand, or 9.0%, to $7.5 million compared to $6.9 million for the first quarter of 2014. Interest income on loans, including fees, increased by $656 thousand while total interest income increased by only $514 thousand due to reduction in the investment security portfolio. During the first and second quarters of 2014, First Security sold approximately $64.5 million of lower yielding investment securities to redeploy into loans. Total interest expense improved by $106 thousand through reductions in the cost of deposits partially offset by the increase in total deposits. For the second quarter of 2014, the net interest margin improved by 9 basis points to 3.30% compared to 3.21% in the first quarter of 2014.
Loans
Loans totaled $659.5 million as of June 30, 2014, a $54.7 million increase, or 9.0% (36.2% annualized), from the March 31, 2014 total of $604.9 million, and a $76.4 million increase, or 13.1% (26.1% annualized), from the December 31, 2013 total of $583.1 million. The main categories of loan growth during the first six months of 2014 included: commercial real estate by $49.6 million, or 18.9%; construction and land development by $12.8 million, or 32.2%; and commercial loans by $10.6 million, or 19.2%. The growth in commercial real estate is primarily reflective of First Security's Tri-Net Direct line of business, which provides interim and long-term financing to professional developers and private investors of commercial real estate on long-term leases to tenants that are investment grade or have investment grade attributes.
Deposits
During the second quarter, First Security continued to improve its deposit mix to reduce the overall cost of deposits from 0.65% for the first quarter of 2014 to 0.59% for the second quarter of 2014. Average pure deposits, defined as transaction accounts, for the second quarter of 2014 accounted for 54.1% of average total deposits as compared to 53.0% for the first quarter of 2014. As of June 30, 2014, pure deposits totaled $485.2 million which is $29.8 million greater than the average balance during the second quarter as solid growth was achieved late in the second quarter. Average core deposits, defined as transaction accounts plus retail CDs, remained steady at 74.0% of average total deposits during the second quarter. Brokered deposits increased by a net $14.5 million from March 31, 2014 to June 30, 2014 to $87.0 million. This increase includes $17.7 million of customer deposits placed and reciprocated through FSG's CDARS® and Insured Cash Sweep® products.
Non-Interest Income
Non-interest income totaled $3.0 million for the second quarter of 2014 compared to $2.6 million for the first quarter of 2014. FSG reported $450 thousand in net gains on sales of loans during the second quarter as compared to $22 thousand in the first quarter of 2014. This represents the aggregate gains from First Security’s SBA lending department as well as gains from $12.5 million of the $33.6 million of commercial real estate loans that were transferred to held-for-sale as of March 31, 2014. First Security expects to sell the remaining $21.1 million during the third quarter of 2014. Additionally, income from mortgage banking increased by $99 thousand to $279 thousand in the second quarter of 2014.
“Since the low water mark for loan balances on September 30, 2013, we have increased our loan portfolio by nearly $125 million in the last nine months,” said John Haddock, First Security’s EVP and Chief Financial Officer. “In addition to the loan growth, we realized $450 thousand in gains from loan sales during the quarter. Given the specialized nature of these loans, and our embedded capacity, we believe these gains will prove to be recurring over time.”
Non-Interest Expense
Non-interest expense decreased by $344 thousand to $10.1 million for the second quarter of 2014 as compared to the first quarter of 2014. Total non-performing asset costs, including write-downs, net gains or losses and associated expenses, declined by $295 thousand in the second quarter of 2014. As of June 30, 2014, full-time equivalent employees declined to 264 as compared to 275 as of March 31, 2014 and 327 as of June 30, 2013. Salary expense remained consistent in the second quarter as compared to the first quarter.
Asset Quality
First Security recorded a $270 thousand negative provision to adjust the allowance for loan losses to First Security’s current estimate of $9.4 million as of June 30, 2014. The ratio of the allowance to total loans declined from 1.52% as of March 31, 2014 to 1.43% as of June 30, 2014. Total non-accrual loans declined by $1.1 million, or 18.8%, to $4.9 million as of June 30, 2014 compared to March 31, 2014. NPAs to total assets as of June 30, 2014 improved to 1.35% compared to 1.42% as of March 31, 2014.
Capital
Stockholders’ equity as of June 30, 2014 totaled $86.6 million, a $1.9 million increase from March 31, 2014. As of June 30, 2014, book value per share increased to $1.30 per share compared to $1.27 per share as of March 31, 2014.

“The recent announcement of the $600 million Volkswagen expansion in Chattanooga that includes an estimated 2,000 direct and 3,600 indirect jobs as well as the South’s first automotive research and development center speaks volumes to the economic activity and growth potential within our east Tennessee markets,” said CEO Kramer. “We believe that we are uniquely positioned to build a successful community bank that provides solid returns to its shareholders while serving the banking needs of its communities.”

About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee, with $1.0 billion in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, N.A. has 26 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, internet banking (www.FSGBank.com).
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security’s management uses these “non-GAAP” measures in its analysis of First Security’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non- GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Security’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1993) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.
FOR FURTHER INFORMATION:
John R. Haddock, EVP & CFO
Tel: (423) 308-2075
E-mail: jhaddock@FSGBank.com